Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 +1 212-410 559 2880 +1 212 736-8711 FAX AMERICA • ASIA PACIFIC • EUROPE

August 4, 2026

Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Bed Bath & Beyond, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 46,229,056 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be offered and sold from time to time by the selling stockholders identified in the Registration Statement (collectively, the “Selling Stockholders”), which consist of:

(i)
7,200,000 shares of Common Stock (the “SFV Shares”) issued to certain Selling Stockholders pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 2026 (the “SFV Merger Agreement”), by and among the Company, Beyond Home Services, LLC, SFV Merger Sub, Inc., TwoPonds, Inc. (d/b/a SFV Services), Mitchell Rosen Revocable Trust and Sharon Rosen Revocable Trust upon consummation of the transactions contemplated thereby;

(ii)
13,427,624 shares of Common Stock (the “TCS Shares”) issued to certain Selling Stockholders pursuant to that certain Agreement and Plan of Merger, dated as of April 2, 2026 (the “TCS Merger Agreement”), by and among the Company, TCS Merger Sub, LLC and The Container Store Holdings, LLC upon consummation of the transactions contemplated thereby;

(iii)
142,857 shares of Common Stock (together with the SFV Shares and the TCS Shares, the “Issued Shares”) issued to a certain Selling Stockholder pursuant to that certain letter agreement, dated as of July 8, 2026 (the “Spruce Letter Agreement”), by and among the Company, The Container Store, Inc., The Container Store Holdings, LLC and Spruce Advisory Group, LLC; and

(iv)
up to 25,458,575 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Company’s 5.00% Convertible Senior Notes due 2033 (the “Convertible Notes”) held by certain Selling Stockholders, including shares of Common Stock issuable as make-whole payments in connection with conversions of the Convertible Notes following certain fundamental changes of the Company or redemptions of Convertible Notes, in each case in accordance with the terms of that certain Indenture, dated as of July 8, 2026 (the “Indenture”), by and among the Company, the guarantors from time to time party thereto and Computershare Trust Company, N.A., as trustee.

Bed Bath & Beyond, Inc.
August 4, 2026

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the certificate of incorporation of the Company, as amended to the date hereof (the “Charter”), the bylaws of the Company, as amended to the date hereof (the “Bylaws”), and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the SFV Merger Agreement, the TCS Merger Agreement, the Spruce Letter Agreement, the Indenture and the issuance by the Company of the Issued Shares, the Convertible Notes and the Conversion Shares issuable upon conversion of the respective Convertible Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.  As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, including that the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, we are of the opinion that:

1.	The Issued Shares are validly issued, fully paid and non-assessable.

2.
The Conversion Shares will be validly issued, fully paid and non-assessable when: (i) the Convertible Notes have been duly converted into Conversion Shares in accordance with the terms of the Indenture and (ii) the Company’s books reflect the issuance of such Conversion Shares to the respective holders of such Convertible Notes.

In rendering the opinion set forth in paragraph (2) above, we have assumed that, at the time of the issuance and delivery of any Conversion Shares, (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the Charter and Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Charter as in effect at the time; and (iv) the requisite stockholder approval under the listing rules of the New York Stock Exchange or the Nasdaq Stock Market LLC, as applicable, to issue the Conversion Shares will have been obtained.

Bed Bath & Beyond, Inc.
August 4, 2026

This opinion letter is limited to the General Corporation Law of the State of Delaware.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Sidley Austin LLP